Exhibit 99.1                                    Contact: Advanced Photonix, Inc.
                                                   Susan Schmidt  (805) 987-0146


                           ADVANCED PHOTONIX, INC. (R)
                      REPORTS FIRST QUARTER FY 2005 RESULTS


Camarillo, California, August 10, 2004--

Advanced Photonix, Inc.(R)(ASE: API), today reported its first quarter FY 2005 results.

Net sales for the three months ended June 27, 2004 ("Q1 05"), were $3.253 million, or 23% higher than the $2.647 million reported in first quarter of the prior year ("Q1 04"). The Company reported net income of $347,000 or $.03 per share for the first quarter compared to net income of $113,000 or $.01 per share for the same period in the previous year.

The Company attributes the increase in quarterly revenues to strong sales in its military/aerospace and medical market segments. While the Company recorded increases in four of its principal market segments, sales to the two markets noted above were most significant. As compared to Q1 04, sales for the current quarter to the military/aerospace markets increased by 50% and sales to the medical markets increased by 35%. Combined, the two market segments accounted for 57% of total revenues for the current quarter, as compared to 48% in the previous year.

Gross margin as a percentage of net sales increased to 40% for the current quarter, as compared to 33% for the same quarter in the previous year. The increase in gross margin is directly related to increased absorption of fixed overhead expenses as well as variations in product mix. The Company indicated that in addition to overhead savings, the current quarter was positively impacted by larger volumes of high margin product shipments. The Company recorded a $36,000 decrease in research and development expenses which was offset by increases of $218,000 in selling, general and administrative ("SG&A") expenses. Stated as a percentage of net sales, SG&A expenses represented 28% of total revenues, as compared to 26% in Q1 04.

In commenting on the results, Paul Ludwig, President of Advanced Photonix, Inc. stated, "We are pleased with our first quarter results for fiscal 2005. Our increased sales in the military and medical markets reflect strong customer demand on both existing applications and new product launches. We are generating some exciting results from our continued emphasis on furthering our penetration in these two strategic market segments. Our gross margins this quarter were likewise improved by a product mix favoring higher margin products. We are also seeing results from our focus on Operational Excellence which has enhanced our operating efficiencies. We expect to continue to produce growth of our core business throughout fiscal 2005, supported and driven by our world-class team of employees."

Richard Kurtz, Chairman and Chief Executive Officer, noted "The entire API team is focused on delivering both top and bottom line results meeting our expectations for continued growth. Our dedication to these goals is reflected in our first quarter results which help to confirm that our growth plan is working. We are also very pleased that some of our new market opportunities have begun to show promise and are contributing to this growth."

Advanced Photonix, Inc.(R)is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R)detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company, the availability of other competing technologies and a decline in the general demand for optoelectronic products.


                             Advanced Photonix, Inc.
                              Financial Highlights

(000 except per share data)                          Three Months Ended
                                            ------------------------------------
                                              June 27, 2004       June 29, 2003
                                              -------------       -------------
NET SALES                                         $ 3,253             $ 2,647
GROSS PROFIT MARGIN ON NET SALES                  $ 1,297               $ 873
  Percent to Net Sales                                40%                 33%
NET INCOME (LOSS)                                   $ 347               $ 113
BASIC EARNINGS PER SHARE                             $.03                $.01
DILUTED EARNINGS PER SHARE                           $.02                $.01
WEIGHTED AVG. NUMBER OF SHARES OUTSTANDING      13,431,000          13,406,000



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